Exhibit 99.1

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. FORGES NEW AGREEMENT WITH C&S WHOLESALE GROCERS, INC.

New Contract with Supply and Logistics Partner to Save A&P More Than $50 Million Annually

MONTVALE, N.J. – June 6, 2011 - The Great Atlantic & Pacific Tea Company, Inc. (A&P, OTC: GAPTQ) today announced it will enter into a new supply and logistics agreement with its principal wholesale supplier, C&S Wholesale Grocers, Inc., pending approval of the U.S. Bankruptcy Court for the Southern District of New York.

The Company estimates the revised contract will generate a run-rate of more than $50 million in annual savings, which will be realized in cash beginning upon the Company’s emergence from Chapter 11 pursuant to a plan of reorganization.  The new agreement will also help the Company generate cash savings in the near-term by significantly and immediately improving supply chain and operational efficiency, as well as provide the Company with key service enhancements.

“The approval of this new supply and logistics contract with C&S will mark a key milestone for A&P as we move forward with our restructuring,” said A&P President and Chief Executive Officer Sam Martin. “The agreement will strengthen our existing relationship with C&S, as we work together to drive service delivery and reliability enhancements and substantial efficiencies across our operations.  The anticipated annual savings will significantly reduce A&P’s cost structure upon emergence from Chapter 11, while ensuring consistent product availability in our stores and greater diversity of products for our customers.”

As part of the agreement, A&P will partner more closely with C&S to take advantage of its access to competitive rates from key manufacturers and producers, creating greater economies of scale and enhanced supplier relationships that position the Company to further distinguish its product offerings in key categories.

The Company anticipates that the Bankruptcy Court will consider its motion on the new C&S contract at a hearing later this month.

About A&P
Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 361 stores in eight states and the District of Columbia under the following names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Superfresh and Food Basics.

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